Exhibit 99.2

NEWS RELEASE

For further information contact:

Greg Rosenstein                        Cathy Green
Manager of Investor Relations          Chief Financial Officer
(318) 234-4590                         (318) 234-4590

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 22, 1997

     AMERICAN OILFIELD DIVERS, INC. REACHES AGREEMENT IN
                          PRINCIPLE
  TO ACQUIRE ASSETS OF CONTRACT DIVING SERVICES, PTY., LTD.

   Lafayette, LA -- American Oilfield Divers, Inc.  (NASDAQ:
DIVE) announced today that it has reached an agreement in principle with the owners to acquire for an undisclosed sum of cash substantially all of the assets of Contract Diving Services, Pty. Ltd., and its affiliates, a subsea services provider based in Perth, Western Australia. The transaction is expected to close prior to the end of the second quarter of this year.

   Founded in 1978, Contract Diving Services is a leading provider of subsea services throughout Australia and in parts of Southeast Asia, including offshore and inland diving; vessels; subsea geotechnical drilling, sampling and engineering; remotely operated vehicles; and related ancillary services. Contract Diving Services currently operates two NEWTSUITs, one-atmosphere diving suits, which have been gaining wide support from the oil and gas industry as well as water resources authorities in the Australian market. Contract Diving Services also provides logistical and technical support for the the Remora submarine rescue system, owned by the Australian Submarine Corporation. NEWTSUITs and the Remora are both manufactured by Hard Suits Inc., a subsidiary of AOD.

    In addition to its core of divers and specialist engineers, Contract Diving Services is led by a strong and experienced management team including Colin J. Murphy, Managing Director and Anthony A. Miller, Director - Sales and Marketing, both with more than 20 years experience in the oil and gas industry and civil construction diving infrastructure projects. Both managers worked previously with McDermott International, Inc. and Oceaneering International, Inc. until establishing Contract Diving in 1978 and intend to join AOD after the acquisition together with Contract Diving's other employees.

   Rod Stanley, AOD's President and CEO, stated, "The acquisition of Contract Diving represents a major leap forward for AOD in the Asia Pacific region, and confirms our commitment to maximize the returns on the proceeds of our secondary offering. With the capabilities of Contract Diving and the support of AOD's team, we intend to use Perth as our platform to pursue a multitude of opportunities in the Asia Pacific region, including opportunities for sales and installations of pipeline connectors and tie-ins manufactured by our Big Inch Marine Systems, Inc. subsidiary, and marginal field production systems manufactured by our Tarpon Systems, Inc. subsidiary. We believe demand for oilfield services in this region is growing and AOD's service and product mix is well suited to capitalize on the opportunities in this area. Colin and Anthony are creative, dynamic leaders and are well respected in this area."

   Stanley added, "We expect Contract Diving to be positive contributors to our bottomline in fiscal 1997 and anticipate annualized revenue levels of USD$8 to USD$10 million at approximately 30% gross profit margins."

                         more . . .



  This release contains forward-looking statements regarding the expected closing of the acquisition and expected revenues, gross margins and earnings contributions of Contract Diving Services in fiscal 1997. The acquisition is subject to approval by the Board of Directors of AOD, obtaining third-party consents, and finalization of a definitive agreement containing terms and conditions customary to transactions of this type. The following factors, among others, could cause the actual revenues, gross margins and earnings to vary materially from expected levels: prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects. These and other important factors that might affect projections are discussed in more detail in AOD's Form 10-K for the fiscal year ended December 31, 1996 on file with the United States Securities and Exchange Commission.

   American Oilfield Divers, Inc., is a leading provider of subsea services and related products, including diving, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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